Exhibit 99.1

Northwest Biotherapeutics, Inc.
21720 – 23rd Drive S.E., Suite 100
Bothell, Washington 98021
http://www.nwbio.com

Media Contact:	Mary Royals (202) 778-1021 mroyals@apcoworldwide.com

Northwest Biotherapeutics Alerts Investors

Company’s stock to begin trading on OTC Bulletin Board;
Resignation of Director

Bothell, Washington, – December 18, 2002 — Northwest Biotherapeutics, Inc. (Nasdaq: NWBT) today announced that it has received notice from the Nasdaq National Market that its common stock will be delisted from Nasdaq at the close of trading on December 23, 2002. The Company expects its common stock to begin trading on the OTC Bulletin Board on December 24, 2002.

The Nasdaq delisting is occurring because the Company is out of compliance with Marketplace Rule 4450(a)(3), which requires that the Company maintain minimum stockholders’ equity of at least $10 million. In addition, the Company’s shares do not meet the minimum bid price requirement of one dollar per share as set forth in Marketplace Rule 4450(a)(5) and the Company’s “public float” is not in compliance with the $5 million requirement contained in Marketplace Rule 4450(a)(2).

The Company previously received a notice from Nasdaq documenting each of these listing deficiencies. At that time, the Company was asked to submit a plan for how it intended to regain compliance with the listing requirements contained in the Marketplace Rules. The Company has been in discussions with Nasdaq concerning the listing deficiencies, but has not been successful in its efforts to reassure Nasdaq that it will regain compliance with the listing requirements. Accordingly, Nasdaq has determined to delist the Company’s common stock. Although the Company has 7 days to appeal the listing determination, the Company does not believe it has any reasonable basis for challenging the delisting determination, and therefore does not intend to appeal the decision.

The Company also announced the resignation of C. William Schneider from its Board of Directors, effective immediately. Mr. Schneider had served as a director and the Company’s Treasurer since the Company’s formation, and served as its secretary from formation to August 2001. “Bill Schneider has been a great resource for this Company,” said Daniel O. Wilds, Chairman, President and Chief Executive Officer. “We are saddened by his decision to step down, but we wish him well in his future endeavors.”

About Northwest Biotherapeutics

Northwest Biotherapeutics is a biotechnology company focused on discovering, developing and commercializing immunotherapy products that safely generate and enhance immune system responses to effectively treat cancer. The Company’s strategy is to combine its expertise in dendritic cell biology, immunology and antigen discovery with its proprietary technologies to develop cancer therapies. If successful in restructuring as a pre-clinical antibody and dendritic cell company, Northwest Biotherapeutics will shift its research focus to further develop diagnostic and therapeutic antibodies against its proprietary cancer targets for potential use in new cancer products. It will also continue refinement of its next generation system for cost effectively providing high priority dendritic cells and dendritic cell precursors.

Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated, such as the timely performance of third parties and the Company’s current cost-cutting initiatives and the direct and indirect consequences of those initiatives. Additional information on these and other factors, which could affect the Company’s results, are included in its Securities and Exchange Commission filings. Finally, there may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from any forward-looking statement. You should not place undue reliance on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.